UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: January 16, 2007

(Date of earliest event reported)

GENCOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

5201 North Orange Blossom Trail, Orlando, Florida 32810

(Address of principal executive offices) (Zip Code)

(407) 290-6000

(Registrant’s telephone number, including area code)

Delaware	0-3821	59-0933147
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry into a Material Definitive Agreement.

On January 16, 2007, the board of directors of Gencor Industries, Inc. (the “Company”) waived certain provisions contained in the stock option agreements in favor of E.J. Elliott, Chairman and CEO, John E. Elliott, Executive Vice President, David Brashears, Senior Vice President, Technology, and Marc G. Elliott, President. The waived provisions would have caused forfeiture of all restricted shares held by each of the foregoing executives following exercise of the options if the respective employment of such executive did not continue until December 31, 2007. The board of directors of the Company determined that the waiver of forfeiture would trigger certain tax advantages to the Company without adversely impacting the Company’s operating results.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 16, 2007, John E. Elliott resigned as Executive Vice President and Director of the Company to pursue other business opportunities outside the industry. Also on January 16, 2007, the board of directors of the Company appointed Marc G. Elliott as a Director, effective immediately. Marc G. Elliott was also appointed as a member of the Nominating Committee and the Executive Committee of the board of directors of the Company.

The information disclosed in Item 1.01 is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCOR INDUSTRIES, INC.

Date: January 17, 2007	By:	/s/ E.J. Elliott
E.J. Elliott, Chairman and CEO

Date: January 17, 2007	By:	/s/ Scott W. Runkel
Scott W. Runkel, Chief Financial Officer